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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             RAILWORKS CORPORATION

         Pursuant to Section 151 of the Delaware General Corporation Law, RailWorks Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board adopted the following resolution authorizing the creation and issuance of a series of 13,700 shares of Series A Convertible Preferred Stock, (the "Series A Preferred Stock" or the "Series"), which resolution is as follows:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates a series of 13,700 shares of Series A Preferred Stock, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock of all series, if any) as follows:

         1. Designation. The shares of the series shall be designated "Series A Convertible Preferred Stock," and the number of shares constituting the Series shall be 13,700.

         2. Dividends. Should the Corporation make a dividend or distribution to the holders of the Corporation's common stock, $.01 par value, (the "Common Stock") the holders of Series A Preferred Stock (the "Holders") shall be entitled to participate in such dividend and receive payments as if such Holders had converted their Series A Convertible Preferred Stock to Common Stock, in accordance with the terms of this Certificate, on the day prior to the record date for said dividend. Holders shall not receive a dividend preference.

         3. Liquidation.

            (a) Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation,



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whether voluntary or involuntary, and after provision for the payment of creditors, the Holders shall be entitled to be paid an amount equal to $0.01 per share of Series A Preferred Stock ("Liquidation Value") before any distribution or payment is made upon any shares of Common Stock and any other series of stock junior to the Series A Preferred Stock but subject to the prior preferences of any series or class of stock of the Corporation which is by its terms senior to the Series A Preferred Stock.

                  (b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full of the Liquidation Value to the Holders of such Series A Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably among the Holders in proportion to the full amounts to which they would otherwise be entitled to receive.

                  (c) Corporate Changes. The sale, lease or exchange of all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock receiving in exchange for such common stock, cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.

         4. Voting Rights. Except as required under the Delaware General Corporation Law, the Holders shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any proceeding or meeting of the stockholders.

         5. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

                  (a) Conversion. Subject to and upon compliance with the provisions of this section 5, a Holder shall have the right at such Holder's option at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and non-assessable shares of the Common Stock of the Corporation at the then Conversion Rate (as hereinafter defined), upon the terms hereinafter set forth.



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                  (b) Conversion Rate. Each share of Series A Preferred Stock is convertible into 100 shares of Common Stock, subject to adjustment as set forth in Section 5(d) hereof (the "Conversion Rate").

                  (c) Mechanics of Conversion. The Holder may exercise the conversion right specified in subparagraph 5(a) by giving at least five (5) days prior written notice to the Corporation, that the Holder elects to convert a stated number of shares of Series A Preferred Stock into a stated number of shares of Common Stock on a specified date (the "Conversion Date"), and by surrendering the certificate or certificates representing the Series A Preferred Stock so to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, on or before the Conversion Date, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued.

                  (d) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

                      (1) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holder of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                       (2) Stock Dividends, Subdivisions, Reclassification or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the



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outstanding shares of Common Stock into a greater number of shares, or (iii)
combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series A Preferred Stock been converted into Common Stock immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                  (e) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                  (f) Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

                  (g) Restrictions on Conversion. Notwithstanding any right of conversion of the Series A Preferred Stock provided for above, no shares of Series A Preferred Stock originally issued to a bank holding company or an affiliate of a bank holding company shall be converted into shares of Common Stock if immediately following such conversion, such person and its affiliates (which term, for avoidance of doubt, includes such bank holding company, any such transferee and their respective affiliates) would own more than 4.9% of any class of voting securities of the Corporation unless such ownership is permitted under the Bank Holding Company Act of 1956, as amended, or any comparable provision of any successor statute (the "Bank Holding Company Act") or if the shares are being distributed, disposed of or sold in any one of the following transactions:



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                           (i)   such shares are being sold in a public offering
                  of such shares registered under the Securities Act of 1933 or a public sale pursuant to Rule 144 promulgated under the Securities Act of 1933, or any similar rule then in force;

                           (ii) such shares are being sold (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to a person or group of persons (with the meaning of the Securities Exchange Act of 1934) if, after such sale, such person or group or persons in the aggregate would own or control any voting securities of the Corporation (excluding any voting securities acquired from such bank holding company or any of its affiliates) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors;

                           (iii) such shares are being sold to a person or
                  group of persons (within the meaning of the Securities Exchange Act of 1934) if, after such sale, such person or group of persons in the aggregate would not own, control or have the right to acquire more than two percent of the outstanding securities of any class of voting securities a of the Corporation; or

                           (iv) such shares are being sold in any other manner permitted under the Bank Holding Company Act or by the Federal Reserve Board.

For purposes of this paragraph, the term "persons" shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization, and percentages of the Corporation's outstanding voting securities shall include shares issuable upon exercise or conversion of Series A Preferred Stock and other convertible securities, options, warrants or other similar instruments owned by such bank holding company, its transferees and their respective affiliates, but shall not include shares issuable upon exercise or conversion of convertible securities, options, warrants or other similar instruments owned by any other person.

                  6. No Preemptive Rights. Except as provided herein, no holders of Series A Preferred Stock, nor of the security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire Series A Preferred Stock, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or


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otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

                  7. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The Shares of Series A Preferred Stock shall have no preemptive or subscription rights.

                  8. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  9. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  10. Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to series and may be redesignated and reissued.



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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be signed in its name and on its behalf by its Chief Executive Officer and attested to this 5th day of October 1998.


                                      RAILWORKS CORPORATION



                                      By: John Larkin
                                          ------------------------
                                          John Larkin
                                          Chairman and Chief
                                          Executive Officer



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